                                                                    EXHIBIT 99.3



                        [PRICE WATERHOUSE LETTERHEAD]



AUDITORS' REPORT TO THE MEMBERS OF
EXCELER HEALTHCARE SERVICES LIMITED



We have audited the accounts on pages 4 to 13 which have been prepared under the historical cost convention as modified by the revaluation of certain fixed assets and in accordance with the accounting policies set out on pages 6 and 7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 2 the company's Directors are responsible for the preparation of accounts. It is our responsibility to form an Independent opinion, based on our audit, on those accounts and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.

OPINION

In our opinion the accounts give a true and fair view of the state of affairs of the company as at 31 December 1995 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



Price Waterhouse
PRICE WATERHOUSE
Chartered Accountants
and Registered Auditors                                            1 July 1997

EXCELER HEALTHCARE SERVICES LIMITED

PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 DECEMBER 1996

                                                     1996              1995
                                                    ------            ------
                                                  (pound)' 000     (pound)' 000

TURNOVER (Note 1(1))
Continuing operations                               12,449             1,425
Acquisitions                                         1,630             4,301
                                                    ------            ------
                                                    14,079             5,726
Cost of sales                                       (7,266)           (3,662)
                                                    ------            ------

GROSS PROFIT                                         6,823             2,064

Administrative expenses                             (5,063)           (1,006)
                                                    ------            ------

OPERATING PROFIT/(LOSS)(Note 2)
Continuing operations                                1,380               372
Acquisitions                                           380               686
                                                    ------            ------

                                                     1,760             1,058


Interest payable                                       (94)              (86)
                                                    ------            ------

PROFIT ON ORDINARY ACTIVITIES
BEFORE TAXATION                                      1,666               972

Tax on profit on ordinary activities (Note 5)         (515)             (230)
                                                    ------            ------

PROFIT FOR THE FINANCIAL YEAR                        1,151               742

DIVIDEND (Note 5)                                     (950)                -
                                                    ------            ------

PROFIT FOR THE FINANCIAL YEAR TRANSFERRED TO
RESERVES                                               201               742
                                                    ======            ======



There were no recognized gains or losses other than the profit for the year.

The notes on pages 6 to 13 form part of these accounts.

EXCELER HEALTHCARE SERVICES LIMITED

BALANCE SHEET AS AT 31 DECEMBER 1996


                                                                  1996                         1995
                                                                  ----                         ----
                                               (pound)'000    (pound)'000    (pound)'000    (pound)'000
FIXED ASSETS
Intangible assets (Note 6)                                         833                          205
Tangible fixed assets (Note 7)                                   3,732                        2,242

CURRENT ASSETS
Stock (Note 7(III))                                 43                             17
Debtors (Note 9)                                 4,714                          7,058
Cash at bank and in hand                             4                              -

                                                 -----                          -----
                                                 4,761
CREDITORS - Amounts falling due
within one year (Note 10)                       (7,261)                        (7,658)
                                                 -----                          -----

NET CURRENT LIABILITIES                                         (2,500)                        (783)
                                                                 -----                        -----

TOTAL ASSETS LESS CURRENT LIABILITIES                            1,865                        1,864

CREDITORS - Amounts falling due after
more than one year (Note 11)
Provision for liabilities and changes (Note 12)                    (13)                         (13)
                                                                 -----                        -----
                                                                 1,852                        1,651
                                                                 =====                        =====

CAPITAL AND RESERVES
Called up share capital (Notes 13, 14)                               -                            -
Revaluation reserve (Note 14)                                      871                          871
Profit and loss account (Note 14)                                  981                          780
                                                                 -----                        -----

SHAREHOLDERS' FUNDS (Note 14)                                    1,852                        1,661
                                                                 =====                        =====

Approved by the Board on 1 July 1997
and signed on its behalf by

C H Bradeen
Director

The notes on pages 4 to 11 form part of these accounts.

        EXCELER HEALTHCARE SERVICES LIMITED

        NOTES TO THE ACCOUNTS - 31 DECEMBER 1996

1       ACCOUNTING POLICIES

        The accounts are prepared under the historical cost convention as modified to include the revaluation of land and buildings and in accordance with applicable accounting standards.

        The accounts have been prepared on a going concern basis. The company's fellow subsidiary undertakings have confirmed that they will not call for repayment of balances owed to them in a manner which does not allow the company to meet its other liabilities as they fall due and carry on its business without significant curtailment of operations.

        PRIOR YEAR ADJUSTMENTS

        The directors have reviewed the leases with Principal Healthcare Finance Limited and, on the basis of advice received, are of the opinion that they should be treated as operating leases rather than as finance leases. Consequently a prior year adjustment has been made in these accounts in accordance with SSAP2 and the 1995 comparatives restated.

        The principal accounting policies are:

 i      TURNOVER

        Turnover is the total amount receivable in the ordinary course of business for services provided. The Directors consider that the only class of business which the company engages in is the provision of nursing care in the United Kingdom.

 ii     CASH FLOW STATEMENT

        Financial Reporting Standard Number 1 "Cash Flow Statements" exempts undertakings from the requirement to produce such a statement where they are wholly owned subsidiaries of undertakings which prepare a consolidated cash flow statement in accordance with the Standard and which includes the cash flows of the company. Sun Healthcare Group International Limited, the company's ultimate UK parent undertaking, prepares such a statement and the company has therefore taken advantage of the exemption.

 iii    STOCK

        Stock, which comprises consumables, such as food and medical supplies, is valued at cost.

        EXCELER HEALTHCARE SERVICES LIMITED
  iv    FIXED ASSETS

        Fixed assets are stated at historical cost or revalued amount less accumulated depreciation.

        Depreciation is provided so as to write off the carrying values of tangible fixed assets to their residual values over their estimated useful lives by applying the straight line method and using the following annual rates:

        Long leasehold land and buildings     Nil
        Plant and equipment                   10%

        It is the company's practice to maintain land and buildings in a continual state of sound repair and to extend and make improvements thereto from time to time. The Directors consider that the lives of these assets are so long, and residual values are so high that their depreciation is insignificant. Any permanent diminution in the value of such properties would be charged to profit and loss account as appropriate.

   v    DEFERRED TAXATION

        Provision is made for deferred taxation using the liability method on all timing differences between the recognition of income and expenditure for tax and accounting purposes to the extent that, in the opinion of the Directors, it is probable that a liability or asset will crystallise in the foreseeable future.

   vi   LEASED ASSETS

        Fixed assets acquired under hire purchase and finance lease contracts are recorded in the balance sheet as tangible fixed assets at their equivalent capital value and are depreciated over the shorter of the lease term and the estimated useful life of the asset. The corresponding liability is recorded as a creditor and the interest element is charged to the profit and loss account over the lease period so as to give a constant rate of charge on the remaining balance of the obligation.

        Operating lease rentals are charged to the profit and loss account on an accruals basis.

2       OPERATING PROFIT

        The operating profit is stated after charging:


                                                      1996            1995
                                                      ----            ----
                                               (pound)'000     (pound)'000
Depreciation                                            48              35
Amortisation of goodwill                                27               -
Operating lease rentals - Land and buildings         2,824             981
                                                     =====           =====

The auditor's remuneration for audit services is borne by the company's immediate parent company. Exceler Health Care Group plc and is shown as part of the charge in the accounts of that company.

        EXCELER HEALTHCARE SERVICES LIMITED

3       INTEREST PAYABLE AND SIMILAR CHARGES

<Caption
                                                                              1996           1995
                                                                              ----           ----
                                                                         (pound)'000     (pound)'000

        Interest payable on bank loans, overdrafts and other loans
        -repayable within 5 years otherwise than by instalments                 94            86
                                                                              ====          ====

4       DIRECTORS AND EMPLOYEES

        Staff costs during the period:

                                                                              1996           1995
                                                                              ----           ----
                                                                          (pound)'000     (pound)'000
        Wages and salaries                                                    6,846         2,649
        Social security costs                                                   319           135
                                                                              -----         -----

                                                                              7,165         2,784
                                                                              =====         =====

        The company does not operate or contribute to a pension scheme.

        The average number of employees during the period was as follows:

                                                                              1996           1995
                                                                              ----           ----
                                                                              Number       Number
        Nursing and ancillary staff                                           1,131          460
                                                                              =====         ====

        The Directors received no remuneration in respect of their services to the company.

5       TAX ON PROFIT ON ORDINARY ACTIVITIES

        The tax charge is based on the profit for the year and comprises:

                                                                              1996           1995
                                                                              ----           ----
                                                                          (pound)'000     (pound)'000

        United Kingdom corporation tax at 33%                                   550          301
        Group relief                                                            (36)         (71)
                                                                              -----         ----
                                                                                515          230
                                                                              =====         ====


        Group relief has been received from other group undertakings for (pound) Nil (1995: (pound)Nil) consideration.

EXCELER HEALTHCARE SERVICES LIMITED



6      DIVIDENDS                                                                     1996                      1995
                                                                                  -----------               -----------
                                                                                  (pound)'000               (pound)'000

       Final dividend of (pound)2,000 on ordinary share (1995 pound Nil)                  200                         -
                                                                                  ===========               ===========

7      TANGIBLE ASSETS

                                                                     PROPERTY
                                                     LONG           HELD UNDER                 PLANT AND
                                    FREEHOLD       LEASEHOLD         FINANCE        MOTOR       OFFICE       OFFICE
                                    PROPERTY       PROPERTY          LEASE         VEHICLES     EQUIPMENT   EQUIPMENT     TOTAL
                                    --------       ---------        ----------     --------    ----------   ---------     -----
                                  (pound)'000    (pound)'000       (pound)'000    (pound)'000  (pound)'000  (pound)'000  (pound)'000
Cost or valuation
At 1 January 1996                       -          1,987             24,089             43          228          14        26,359
Adjustments to opening
balances (see note)                     -              -            (24,089)             -            -           -       (24,089)
                                  -------        -------            -------        -------      -------     -------       -------
As restated                             -          1,987                  -             43          228          14         2,270
Additions                           2,242             26                  -             16          161          79         2,526
Completions
Transfers to group
  undertakings                     (4,710)             -                  -              -         (446)        (12)       (5,170)
Transfers from fellow
  subsidiary undertakings           3,759              -                  -              -          409          12         4,180
                                  -------        -------            -------        -------      -------     -------       -------
At 31 December 1996                 1,291          2,015                  -             59          348          93         3,806
                                  =======        =======            =======        =======      =======     =======       =======

Depreciation
At 1 January 1996                       -              -                559              7           20           1           697
Adjustments to opening
balances (see note)                     -              -               (559)             -            -           -          (669)
                                  -------        -------            -------        -------      -------     -------       -------
                                        -              -                  -              7           20           1            26
Charged in the period                   -              -                  -              9           32           5            48
Transfer to fellow
  subsidiaries                          -              -                  -              -          (52)         (1)          (63)
Transfer from fellow
subsidiaries                            -              -                  -              -           52           1            63
                                  -------        -------            -------        -------      -------     -------       -------
At 31 December 1996                     -              -                  -             16           52           6            74
                                  =======        =======            =======        =======      =======     =======       =======

Net book value
At 31 December 1996                     -          1,987                  -             36          206          13         2,242
                                  =======        =======            =======        =======      =======     =======       =======
At 31 December 1996
as restated                         1,291          2,015                  -             43          296          87         3,732
                                  =======        =======            =======        =======      =======     =======       =======



        EXCELER HEALTHCARE SERVICES LIMITED

7       TANGIBLE ASSETS (CONTINUED)

        The figures stated above for cost or valuation include valuations in respect of freehold and long leasehold land and building as follows:


                                                                                                   (pound)'000

        1994 valuation                                                                                    1,987
                                                                                                          =====
        The cost of freehold property stated at valuation is (pound) 1,116,000.

        Freehold and long leasehold properties were valued at 31 December 1994 on an open market value in existing use basis as fully operational units by the Directors, after taking appropriate professional advice.

8       INTANGIBLE ASSETS


                                                                                                1996            1995
                                                                                                ----            ----
                                                                                           (pound)'000     (pound)'000
        Goodwill

        Cost
        ----
        At 1 January 1996                                                                          206             205
        Additions                                                                                  455               -

                                                                                                ------          ------

        At 31 December 1996                                                                        660             205

                                                                                                ------          ------

        Amortisation
        ------------
        Charged in year                                                                             27               -

                                                                                                ------          ------

        At 31 December 1996                                                                         27               -

                                                                                                ------          ------

        Net book amount
        ---------------
        At 31 December 1996                                                                        633             205

                                                                                                ======          ======

        Goodwill arises on the acquisition of nursing home businesses.
        Goodwill is amortised over 20 years.

9       DEBTORS
                                                                                               1996            1995
                                                                                               ----            ----
                                                                                           (pound)'000     (pound)'000
        Trade debtors                                                                              778             499
        Amounts owed by immediate parent undertaking                                             2,856           4,810
        Amounts owed by fellow subsidiary undertakings                                           1,052           1,704
        Other debtors and prepayments                                                               28              45

                                                                                                ------          ------

                                                                                                 4,714           7,058

                                                                                                ======          ======


      EXCELER HEALTHCARE SERVICES LIMITED

10    CREDITORS - Amounts falling due within  one year

                                                         1996             1995
                                                        ------           ------
                                                      (pound)'000       (pound)'000
      Bank loans and overdraft (Note 11)                1,226            1,241
      Trade creditors                                     226              190
      Amount owed to subsidiary undertakings            4,775            5,823
      Social security and other taxes                      61               33
      Amounts due under finance leases                     98               70
      Other creditors                                     340              271
      Corporation tax                                     515              230
                                                        -----            -----
                                                        7,261            7,858
                                                        =====            =====


      The bank overdraft and bank loan are secured by a fixed and floating charge over all the assets of the company.

11    ANALYSIS OF MATURITY OF DEBT

                                                           Bank           1996
                                           Overdraft       Loan           Total
                                          ----------     ----------     ----------
                                          (pound)'000     (pound)'000     (pound)'000
      Amount falling due:

      Within one year, or on demand           139          1,087          1,226
                                            =====          =====          =====
                                                           Bank           1996
                                           Overdraft       Loan           Total
                                          -----------     -----------     -----------
                                          (pound)'000     (pound)'000     (pound)'000
      Amount falling due:

      Within one year, or on demand           151          1,090          1,241
                                            =====          =====          =====


12    PROVISION FOR LIABILITIES AND CHARGES

      Deferred Taxation

      The amounts provided for deferred taxation and the amount not provided are as follows:

                                         31 December 1996             31 December 1995
                                Provided       Unprovided       Provided    Unprovided
                              -----------     -----------     -----------  -----------
                              (pound)'000     (pound)'000     (pound)'000  (pound)'000
Fixed assets                       13            (371)            13            10
Capital gains rolled over           -               -              -           116
Finance leases                      -               -              -           (25)
Revaluation reserve                 -             329              -           330
                                  ---             ---            ---           ---
                                   13             (41)            13           431
                                  ===             ===            ===           ===


        EXCELER HEALTHCARE SERVICES LIMITED

13      SHARE CAPITAL



                                                                                         1996          1995
                                                                                         ----          ----

        Authorised: 1,000 ordinary shares of (pound) 1 each                              1,000        1,000

                                                                                        ======       ======

        Allotted, called up and fully paid: 100 ordinary shares of (pound) 1 each          100          100

                                                                                        ======       ======


14      RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS



                                                           Called up                       Profit and                   Total
                                                             share        Revaluation         loss       shareholders'  funds
                                                            capital          reserve        account           1996      1995
                                                          -----------     -----------      -----------   -------------  -----
                                                          (pound)'000     (pound)'000      (pound)'000   (pound)'000   (pound)'000

        Balance brought forward                                     -             871              489         1,360            909
        at 1 January 1998
        Adjustment for opening balance (see
        Note 1)                                                     -               -              291           291              -
                                                             --------      ----------       ----------      --------      ---------

        Balance brought forward                                     -               -              780         1,651            909
        Profit for the period                                       -               -            1,151         1,151            742
        Dividends                                                                                 (950)         (950)

        Balance carried forward                                     -             871              981         1,852          1,651
                                                             ========      ==========       ==========      ========      =========


15      OPERATING LEASE COMMITMENTS

        The company has commitments under operating leases on land and buildings at 31 December 1996 to make payments totalling (pound) 3,825,000
        (1995; (pound) 2,690,000) in the year ending 31 December 1997, in respect of leases which expire in more than five years.

16      CONTINGENT LIABILITIES

        The company has given an unlimited guarantee in favour of its immediate parent undertaking. In the opinion of the directors, no liability is expected to arise in the foreseeable future in respect of this guarantee.

        EXCELER HEALTHCARE SERVICES LIMITED

17      PARENT UNDERTAKINGS

        The Directors consider that the ultimate parent undertaking of the company is Sun Healthcare Group Inc. a company incorporated in the United States of America. Sun Healthcare Group Inc is the parent undertaking of the largest group of which the company is a member and for which group accounts are prepared. Sun Healthcare Group International Limited is the parent undertaking of the smallest group of which the company is a member and for which group accounts are prepared. The immediate parent undertaking of the company is Exceler Health Care Group plc, a company registered in England and Wales.

        Group accounts may be obtained from:

        Sun Healthcare Group Inc
        5600 Wyoming Boulevard N.E.
        Suite 140
        Albuquerque
        New Mexico 87109

        Sun Healthcare Group International Limited
        Exceler House
        79 High Street
        ETON
        Windsor
        Berkshire SL4 6AF

18      RELATED PARTY TRANSACTIONS

        The company has taken advantage of the exemption available on wholly owned subsidiaries under Financial Reporting Standard Number 8 not to provide details of transactions with other group undertakings of Sun Healthcare Group Inc.